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Exhibit (d) (4)

ADDENDUM TO AGREEMENT AND PLAN OF MERGER

    This Addendum to Agreement and Plan of Merger, dated as of May 24, 2001 (the "Addendum"), is entered into by and among Polycom, Inc., a Delaware corporation, Pharaoh Acquisition Corporation, a Delaware corporation, and PictureTel Corporation, a Delaware corporation.

    1.  The undersigned parties each hereby agree that for purposes of Section (c)(i) of Annex A to the Agreement and Plan of Merger dated as of May 24, 2001, reading as follows:

    "(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),"

the suspension of trading in securities on Nasdaq from September 11, 2001 through September 14, 2001, came within the parenthetical exclusionary clause within Section (c)(i) above, and accordingly such event shall not be deemed to have occurred.

    2.  Polycom hereby waives the condition to the Offer set forth in Paragraph (c)(iii) of Annex A to the Agreement and Plan of Merger dated May 24, 2001, to the extent that armed hostilities directly involving the United States commence directly as a result of the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon and for the "national calamity" represented by such attacks.

    IN WITNESS WHEREOF, the parties have each duly signed this Addendum effective as of October 1, 2001.

PictureTel Corporation		Polycom, Inc.
By:	/s/ LEWIS JAFFE	By:	/s/ MICHAEL R. KOUREY

Pharaoh Acquisition Corp.
		By:	/s/ MICHAEL R. KOUREY

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  Exhibit (d) (4)
ADDENDUM TO AGREEMENT AND PLAN OF MERGER